ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement (this "Agreement") is made and entered into as of May 31, 2001, by and among INSIGHT LASER CENTERS N.Y. I, INC. (hereinafter referred to as "Insight" or the "Seller") and INSIGHT AMSURG CENTERS, INC. (hereinafter referred to as "IAC"), each a New York corporation having its principal offices at 1500 Hempstead Turnpike, East Meadow, New York 11554, EMERGING VISION, INC. (f/k/a Stering Vision, Inc.), a New York corporation having its principal offices at 1500 Hempstead Turnpike, East Meadow, New York 11554 ("EVI"), and AMSURG ACQUISITION CORP., a New York corporation with offices at 1500 Hempstead Turnpike, East Meadow, New York 11554 (hereinafter referred to as the "Purchaser"). Hereinafter Sellers, EVI and Purchaser may be collectively referred to as the "Parties" and, individually, as a "Party".

                                R E C I T A L S:

     WHEREAS, Nassau Center for Ambulatory Surgery, LLC, a New York limited liability company ("NCA"), is the holder of the New York State license (together with the Certificate of Need therefor, the "CON") to own and operate a certain ambulatory surgical center (the "Center") pursuant to Article 28 of the New York State Public Health Law, which Center is situated in a portion (the "Premises") of the building (the "Building") located at 450 Endo Boulevard, Garden City, New York 11530; and

     WHEREAS, Insight: (i) is the owner of certain of the tangible and intangible assets used in connection with the ambulatory surgical business operated at the Center (the "Business"); (ii) is the Tenant of the Premises pursuant to that certain Lease, dated May 6, 1998, between Alan Ryder and Carol Stahl, as Joint Trustees under Trust Agreement, dated November 25, 1991, as Landlord (the "Landlord"), and Insight, as Tenant (as amended, the "Lease"); and
(iii) renders consulting and administrative services to NCA in connection with the operation of the Business, all pursuant to the terms of that certain Consulting and Administrative Services Agreement, dated May 6, 1998, between Insight and NCA (as amended, the "Consulting Agreement"); and

     WHEREAS, pursuant to the terms of that certain Purchase Agreement, dated May 6, 1998, between NCA and IAC (as amended, the "Article 28 Agreement" and, together with the Lease and the Consulting Agreement, sometimes hereinafter collectively referred to as the "Center Agreements"), NCA has agreed to sell to IAC, and IAC has agreed to purchase from NCA, all of NCA's right, title and interest in and to the CON and certain other assets of NCA, all as referred to therein (the CON, together with such other assets, being hereinafter sometimes collectively referred to as the "Medical Assets"); and

     WHEREAS, EVI has guaranteed the respective obligations of Insight and IAC under the Center Agreements, all pursuant to that certain Guaranty, dated May 6, 1998 (the "EVI Guaranty"); and

     WHEREAS, pursuant to the terms of that certain Security Agreement, dated May 6, 1998 (the "Security Agreement"), Insight granted to NCA a lien upon, and security interest in, all of the Accounts (as said term is therein defined) of Insight pertaining to the Business conducted at the Center; and

     WHEREAS, Insight desires to sell, transfer, convey and/or assign to Purchaser, and Purchaser desires to purchase from Insight, substantially all of Insight's assets and business; and

     WHEREAS, in connection with such purchase and sale of Insight's assets and business (by the Purchaser), and the consummation of the other transactions set forth and contemplated herein: (i) Insight desires to sell and assign to Purchaser, and Purchaser desires to purchase and assume from Insight, all of Insight's right, title and interest in and to the Consulting Agreement; and (ii) IAC desires to assign to Purchaser, and Purchaser desires to assume from IAC, all of IAC's right, title and interest in and to the Article 28 Agreement and the change of ownership application referred to in Subsection 2.2.1(H)(iv) hereof, in each case upon, and subject to, the terms and conditions hereinafter set forth; and

     WHEREAS, simultaneously herewith: (A) Insight, IAC, EVI (Insight's parent entity and an affiliate of IAC) and NCA will enter into an agreement (in the form attached hereto as Exhibit A; the "NCA Consent Agreement") (without monetary cost to the Parties hereto) pursuant to which: (i) NCA will consent to the assignment of each of the Consulting Agreement and the Article 28 Agreement, by Insight and IAC, respectively, to Purchaser, and, except as otherwise set forth in said Consent Agreement (such exceptions being hereinafter collectively referred to as the "Pre-Closing Indemnity Obligations"), the release of Insight and/or IAC, as the case may be, from their respective obligations and/or liabilities thereafter arising and/or accruing thereunder; (ii) NCA will release EVI from all of its obligations and/or liabilities under the Guaranty, other than with respect to the Pre-Closing Indemnity Obligations; (iii) NCA will terminate the Security Agreement and will release its lien on the collateral covered thereby (all of which collateral is being sold and assigned by Insight to Purchaser hereunder); (iv) except as otherwise specifically set forth in such Consent Agreement, Insight, IAC and EVI will release NCA (and its officers, directors and members) from all of its obligations and liabilities arising and/or accruing under each of the Consulting Agreement and Article 28 Agreement (after giving effect to the assignment thereof to Purchaser); and (v) Insight, IAC and EVI will acknowledge the previous termination of that certain Limited Contingent Guaranty, dated May 6, 1998, executed by Carol A. Stahl ("Stahl"), and will release Stahl from any and all obligations and/or liabilities thereunder; (B) Insight, EVI and the Landlord will enter into an agreement (in the form attached hereto as Exhibit B; the "Landlord Consent Agreement", and together with the NCA Consent Agreement, the "Consent Agreements") pursuant to which (i) Insight shall surrender the Premises to Landlord, and the Landlord and Insight will terminate the Lease for the Premises and each of the Landlord and Insight will, except as otherwise set forth in such Landlord Consent Agreement, be released and discharged of and from all of their respective liabilities and/or obligations arising and/or accruing at any time thereunder; and (ii) EVI will guaranty certain of the Purchaser's obligations under a new lease (the "New Lease") to be entered into, simultaneously therewith, between Landlord and the Purchaser, all pursuant to the terms of a limited guaranty, the form of which is annexed hereto as Exhibit E (the "EVI Lease Guaranty"); and (C) EVI will, by its execution hereof and of each of the Transaction Documents, guaranty the respective obligations of Insight and IAC hereunder and under each of the Transaction Documents.

     NOW, THEREFORE, in consideration of the foregoing recitals, as well as the Parties' respective promises, representations, covenants and warranties made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

Section 1. Definitions. As used herein, the following words and terms shall have the following meanings:


     "Accounts Payable" shall have the meaning set forth in Section 3.1.1(C) hereof.

     "Agreement" shall mean this Asset Purchase Agreement.

     "Article 28 Agreement" shall have the meaning set forth in the recitals to this Agreement.

     "Assets" shall have the meaning set forth in Subsection 2.1.1 hereof.

     "Assumed Employee Benefits" shall have the meaning set forth in Subsection 3.1.1(B) hereof.

     "Assumed Liabilities" shall have the meaning set forth in Subsection 3.1.1(C) hereof.

     "Assumed Payables" shall have the meaning set forth in Subsection 3.1.1(C) hereof.

     "Assumed Post Closing Liabilities" shall have the meaning set forth in Subsection 3.1.1(A) hereof.

     "Benefit  Plans"  shall have the  meaning  set forth in  Subsection  5.1.18 hereof.

     "Building" shall have the meaning set forth in the recitals to this Agreement.

     "Business" shall be defined as the business and operation associated with the Center.

     "Center" shall have the meaning set forth in the recitals to this Agreement.

     "Center Agreements" shall have the meaning set forth in the recitals to this Agreement.

     "Center  Assignment   Agreement"  shall  have  the  meaning  set  forth  in
Subsection 2.3.1(A)(ii) hereto.

     "Claims" shall have the meaning set forth in Section 12.21 hereof.

     "Closing" shall mean the consummation of the transactions contemplated by this Agreement and each of the Transaction Documents.

     "Closing Date" shall have the meaning set forth in Section 4.1 hereof.

     "CON" shall have the meaning set forth in the recitals to this Agreement.

     "Consent Agreements" shall have the meaning set forth in the recitals hereto.

     "Consideration"  shall  have the  meaning  set  forth in  Subsection  3.1.1 hereof.

     "Consulting Agreement" shall have the meaning set forth in the recitals to this Agreement.

     "Customer Contracts" shall have the meaning set forth in Subsection 2.1.1(C) hereof.

     "Contracts Assignment Agreement" shall have the meaning set for in Subsection 2.2.1(B) hereof.

     "Deficit Liabilities Amount" shall have the meaning set forth in Subsection
3.1.3 hereof.

     "Encumbrances" shall have the meaning set forth in Subsection 2.1.1 hereof.

     "Enforceability  Exceptions" shall have the meaning set forth in Subsection
5.1.3 hereof.

     "Employment Obligations" shall have the meaning set forth in Section 2.6 hereof.

     "Equipment Leases" shall have the meaning set forth in Section 2.7 hereof.

     "Equipment Lease Assignment Agreement" see Exhibit C.

     "EVI" shall have the meaning set forth in the preamble to this Agreement.

     "EVI Lease Guaranty" shall have the meaning set forth in the recitals to this Agreement.

     "Excess Liabilities" shall have the meaning set forth in Subsection 3.1.2 hereof.

     "Excluded Assets" shall have the meaning set forth in Subsection 2.1.2 hereof.

     "Fees" shall have the meaning set forth in Section 3.3 hereof.

     "herein",  "hereof" "hereunder" shall have the meaning set forth in Section
12.2 hereof.

     "IAC" shall have the meaning set forth in the preamble to this Agreement.

     "Indemnified Party" shall have the meaning set forth in Section 8.3 hereof.

     "Indemnifying  Party"  shall  have the  meaning  set forth in  Section  8.3 hereof.

     "Indemnification Notice" shall have the meaning set forth in Section 8.3 hereof.

     "Insight" shall have the meaning set forth in the preamble to this Agreement.

     "Insight Customer Contracts" shall have the meaning set forth in Subsection 2.1.1(C) hereof.

     "Insight Equipment Leases" shall have the meaning set forth in Subsection 2.2.1(A) hereof.

     "Insight  Operating   Contracts"  shall  have  the  meaning  set  forth  in
Subsection 2.1.1(F) hereof.

     "Intellectual Property" shall have the meaning set forth in Subsection 2.1.1(G) hereof.

     "Inventory" shall have the meaning set forth in Subsection 2.1.1(B) hereof.

     "Landlord" shall have the meaning set forth in the recitals to this Agreement.

     "Landlord Consent Agreement" shall have the meaning set forth in the recitals hereto.

     "Lease" shall have the meaning set forth in the recitals to this Agreement.

     "Licensed Software" shall have the meaning set forth in Subsection 5.1.14(B) hereof.

     "Losses" shall have the meaning set forth in Section 8.1 hereof.

     "MAC Effect" shall have the meaning set forth in Section 5.1.1 hereof.

     "Medical Assets" shall have the meaning set forth in the recitals to this Agreement.

     "NCA" shall have the meaning set forth in the recitals to this Agreement.

     "NCA Affiliates" shall have the meaning set forth in Section 12.21 hereof.

     "NCA Consent Agreement" shall have the meaning set forth in the recitals hereto.

     "NCA Customer Contracts" shall have the meaning set forth in Section 2.7 hereof.

     "NCA Equipment Leases" shall have the meaning set forth in Section 2.7 hereof.

     "NCA Operating Contracts" shall have the meaning set forth in Section 2.7 hereof.

     "New Lease" shall have the meaning set forth in the recitals to this Agreement.

     "Operating Contracts" shall have the meaning set forth in Subsection 2.1.1(F) hereof.

     "Owned Software" shall have the meaning set forth in Subsection 5.1.14(A) hereof.

     "Party/Parties" shall have the meaning set forth in the preamble to this Agreement.

     "Permitted Encumbrances" shall have the meaning set forth in Section 2.1.1 hereof.

     "Person" means any individual, corporation, partnership, firm, group, joint
venture,   association,   trust,   limited  liability  company,   unincorporated
organization, estate, trust or other entity.

     "Personal Property" shall have the meaning set forth in Subsection 2.1.1(A) hereof.

     "Pre-Closing Indemnity Obligations" shall have the meaning set forth in the recitals to this Agreement.

     "Premises" shall have the meaning set forth in the recitals to this Agreement.

     "Purchase Agreement" shall have the meaning set forth in the recitals to this Agreement

     "Purchaser" shall have the meaning set forth in the preamble to this Agreement.

     "Purchaser Party" shall have the meaning set forth in Section 8.1 hereof.

     "Receivables" shall have the meanings set forth in Subsection 2.1.1(E) hereof.

     "Security Agreement" shall have the meaning set forth in the recitals to this Agreement.

     "Sellers" shall have the meaning set forth in the preamble to this Agreement.

     "Seller Parties" shall have the meaning set forth in Section 5.1 hereof.

     "Subject Agreements" shall have the meaning set forth in Subsection 5.1.21(A) hereof.

     "Transaction Documents" shall have the meaning set forth in Subsection 2.1.2(D) of this Agreement.


                                   ARTICLE II
                          PURCHASE AND SALE OF ASSETS;
                 ASSIGNMENT AND ASSUMPTION LEASES AND AGREEMENTS

Section 2.1.      Purchase and Sale of Assets.

     2.1.1 Assets. Subject to, and upon the terms and conditions contained herein, on the Closing Date, Insight or IAC, as the case may be, shall sell, transfer, assign, convey and/or deliver, as the case may be, to Purchaser, free and clear of any and all claims, liens, mortgages, pledges, security interests, charges and other encumbrances, of any kind or nature (collectively, "Encumbrances") other than, and specifically excluding: (i) all statutory liens in favor of the Landlord of the Premises; and (ii) the rights of third parties under the Insight Equipment Leases, Insight Customer Contracts and Insight Operating Contracts, if any, to be assigned to, and assumed by, the Purchaser hereunder; and (iii) Encumbrances, if any, included in the Assumed Liabilities (collectively, the "Permitted Encumbrances"), and Purchaser shall purchase and/or acquire from Insight or IAC, as the case may be, all of their respective right, title and interest, subject to the foregoing (but, except as specifically included in the: (i) Assumed Liabilities as set forth in Subsections 3.1.1(A), 3.1.1(B) and 3.1.1(C) hereof; and/or (ii) Basket referred to in Section 8.4 hereof, none of any additional liabilities associated therewith, if any, all of which additional liabilities shall be discharged, in full, by Insight and/or IAC, as the case may be, within a maximum period of ten (10) days from and after the Closing, except if and to the extent Insight and/or IAC is then contesting any such additional liabilities, in good faith, provided the same does not materially interfere with the operation of the Business by NCA or Purchaser) in and to all of the tangible and intangible assets, rights and the businesses of Insight and IAC, except if and to the extent included within the Excluded Assets (collectively, the "Assets"), including, but not limited to:

     (A) Personal Property. All of the furniture, fixtures, furnishings, machinery, equipment, computer hardware, peripherals and accessories, vehicles (including motor vehicle titles and current registrations), if any, office supplies and all other tangible personal property of whatever type or description owned or leased by Insight (whether or not in connection with the operation of the Business) and all attachments thereto and personal property (including tools and spare parts) associated therewith (collectively, "Personal Property"); in each case, in their present "AS IS/WHERE IS" condition, without representation and/or warranty by Insight, except as otherwise expressly provided for herein;

     (B) Inventory. All of Insight's right, title and interest in and to the inventory, materials, parts, work in progress, returned goods and other items used in or arising out of the conduct of the Business (collectively, "Inventory") in each case, in their present "AS IS/WHERE IS" condition, without representation and/or warranty by Insight, except as otherwise expressly provided for herein;

     (C) Customer Contracts. All of Insight's right, title and interest in and to all of those written and oral contracts and other agreements entered into by Insight with third-party payors, including, without limitation, HMO's, insurance companies, self-insured employers, unions and government entities, if any, including, but not limited to, those more particularly described on Schedule 2.1.1(C)(i) attached hereto (the "Insight Customer Contracts" and, together with the NCA Customer Contracts, collectively, the "Customer Contracts"); provided, however, that, unless if and to the extent the same are included within the Assumed Liabilities, Purchaser is not assuming nor is obligated to fulfill any obligation, guarantee or responsibility to any Person under the Customer Contracts which results from the performance or provision of any services or actions taken by Insight, or failure by Insight to provide any services or to take any actions, on or prior to the Closing Date;

     (D) Prepaid Expenses. All right, title and interest in and to all prepaid expenses pertaining to the Business, and the petty cash located at the Center on the Closing Date;

     (E) Accounts and Receivables. All right, title and interest in and to all monies, sums and amounts held by or owed to Insight in or in connection with all accounts, accounts receivable, notes, notes receivable, loans receivable, instruments, drafts, documents, chattel paper and other similar receivables and rights to the payment of money or receipt of other benefits, in each case, as the same relate to the Business conducted at the Center, which remain uncollected and/or unreceived on the Closing Date, whether or not evidenced by a writing or reflected on Insight's financial statements (collectively, "Receivables") including, without limitation, any and all loans receivable from NCA under the terms of the Consulting Agreement (but specifically excluding any and all intercompany loans receivable by and/or between Insight, IAC and/or
EVI), without representation and/or warranty, by Insight, as to the collectibility thereof;

     (F) Operating Contracts. All rights of Insight pursuant to all service contracts and/or agreements, merchandise purchase agreements, utility service agreements and all other material contracts entered into by Seller and pertaining to the operation of the Business, the Center and/or the Premises, all of which (other than those which are cancelable on not more than 30 days' notice without penalty) are more particularly described on Schedule 2.1.1(F)(i) attached hereto (the "Insight Operating Contracts" and, together with the NCA Operating Contracts, collectively, the "Operating Contracts"); provided, however, that unless if and to the extent the same are included within the Assumed Liabilities, Purchaser is not assuming nor is obligated to fulfill any obligation, guarantee or responsibility to any Person under the Operating Contracts which results from the performance or provision of any services or actions taken by Insight, or failure by Insight to provide any services or to take any actions;

     (G) Intellectual Property. Except if and to the extent included within the Excluded Assets, all right, title and interest of Insight and/or IAC (if and to the extent the same exist as of the Closing) in and to any and all intellectual property, all of which (other than those set forth in clause (ii) below) are set forth on Schedule 2.1.1(G) attached hereto (collectively, "Intellectual Property"), including, without limitation:

     (i) patents, patent applications, patent disclosures, and improvements thereto, whether registered or unregistered;

     (ii) trademarks, service marks, logos, internet domain names, trade names and corporate names, whether registered or unregistered, and registrations and applications for registration thereof, including, without limitation, the names and marks "Garden City Surgery Center" and "Garden City SurgiCenter;" without representation and/or warranty by the Seller or IAC, except as otherwise expressly set forth herein;

     (iii) copyrights, whether registered or unregistered, and registration and applications for registration thereof;

     (iv) computer software (including any source or object codes thereof or documentation relating thereto), data and documentation, and software licenses without representation and/or warranty by Insight or IAC, except as otherwise expressly set forth herein; and

     (v) trade secrets and confidential business information, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable work, financial, marketing and business data, pricing and cost information, business, customer and supplier lists, without representation and/or warranty by Insight or IAC, except as otherwise expressly set forth herein.

     (H) Other Intangible Property. Except if and to the extent included within the Excluded Assets and/or as otherwise provided for in this Agreement, all of Insight's and/or IAC's right, title and interest in and to all:

     (i) of the Insight Equipment Leases;

     (ii) claims, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment of Insight;

     (iii) franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained by Insight or IAC from governments and governmental agencies for use in connection with the Business; and

     (iv) subject to Purchaser (as opposed to IAC) obtaining any required consents as a condition thereto, if any, IAC's change of ownership application (and all information contained therein and all materials prepared and/or filed with the Public Health Counsel in connection therewith) with respect to the change of ownership of the CON to IAC, without representation and/or warranty by IAC and/or Insight; provided, however, that Seller Parties represent and warrant that, to the best of their knowledge, after due inquiry, said application does not contain any misstatements of a material fact or omit to state any material fact necessary to the statements contained therein not misleading.

     (I) Other Assets. Except if and to the extent included within the Excluded Assets, all other assets and rights of Insight not specifically enumerated or excluded herein, including, but not limited to, copies of all of Insight's records relating to products and customers of the Business, copies of Insight's records and data maintained on computer systems, all other transferable rights of Insight in and to intangible assets used or held for use in the Business, including all goodwill, all rights of Insight to proceeds (excluding insurance policies and proceeds of insurance) and products related to the Assets and the Business, all right, title and interest in and to all of Insight's books, ledgers, files, documents, correspondence, telephone numbers of the Center, telephone directory advertising relating to the Center, all state unemployment and worker's compensation reserve amounts and experience rates to the extent permitted or required under the laws of the State of New York, reports and other printed materials (in each case, without representation and/or warranty by Insight except as specifically set forth herein); provided, however, that Insight may retain possession of such books and records that it is legally required to maintain, but shall keep such records at its principal place of business and shall provide Purchaser reasonable access thereto after the Closing Date.

     2.1.2 Excluded Assets. Notwithstanding anything contained herein to the contrary, the following assets are excluded from the term Assets (collectively, the "Excluded Assets"):

     (A) All cash assets of Insight and/or IAC on deposit in Insight's and/or IAC's respective checking and savings accounts on the date of Closing; together with all checks actually received (but not yet deposited) by Insight, on or prior to the close of business on the Closing Date, in payment of a portion of the Receivables;

     (B) Insight's and/or IAC's corporate names, seals, minute books, stock books and financial records;

     (C) Insight's and IAC's insurance policies and all proceeds due and/or to become due to either of them thereunder;

     (D) All of Insight's, IAC's and EVI's respective right, title and interest in, to and under this Agreement and any and all instruments, documents and agreements being executed and delivered by each of them in connection herewith (collectively, the "Transaction Documents");

     (E) The name and mark "Insight Laser Centers";

     (F) Any and all  Insight  Equipment  Leases,  Insight  Customer  Contracts,
Insight Operating Contracts and/or Assets which cannot, by their respective terms, be assigned to and assumed by, the Purchaser without the consent of a third party, if any, to the extent any such required consent has not been received by Insight prior to the Closing; provided, however, that notwithstanding Insight's inability and/or failure to obtain any such required consent prior to Closing, the same shall not be deemed to relieve the Purchaser of any and all Assumed Liabilities pertaining thereto; and

     (G) Any and all claims for indemnification of any one or more of the Seller Parties under and/or pursuant to the Consent Agreements.

Section 2.2.   Assignment  and  Assumption  of Insight  Equipment  Leases,
              Customer  Contracts  and  Operating Contracts.


2.2.1    On the Closing Date:

     (A) Insight shall sell, transfer and assign to Purchaser, and Purchaser shall purchase and assume, pursuant to the terms of an Assignment and Assumption of Equipment Lease Agreement (in the form annexed hereto as Exhibit C(i); the "Equipment Lease Assignment Agreement") to be executed and delivered by Insight and Purchaser on the Closing Date, all of Insight's right, title and interest in and to each of those certain equipment leases and procedural financing agreements more particularly described on Schedule 2.2.1(A)(i) annexed hereto (the "Insight Equipment Leases" and, together with the NCA Equipment Leases, collectively, the "Equipment Leases");

     (B) Insight shall sell, transfer and assign to Purchaser, and Purchaser shall purchase and assume, pursuant to the terms of an Assignment and Assumption of Certain Contracts (in the form annexed hereto as Exhibit(C)(ii); the "Contracts Assignment Agreement") to be executed and delivered by the Seller and Purchaser on the Closing Date, all of the Insight's right, title and interest in and to the Insight Customer Contracts and Insight Operating Contracts;

     (C) Purchaser shall assume and agree to pay, perform and discharge all of Insight's and/or NCA's liabilities and obligations under the Equipment Leases, Operating Contracts and/or Customer Contracts solely to the extent any such liabilities and obligations are included within the Assumed Liabilities, it being specifically understood that if and to the extent any such obligations and/or liabilities are not included within the Assumed Liabilities and/or arise out of, or in connection with, the performance or provision of any services or actions taken by Insight, or failure by Insight to provide any services or to take any actions, on or prior to the Closing Date, the same are and shall remain the sole liability and obligation of Insight.


Section 2.3.      Assignment and Assumption of Center Agreements.

2.3.1    On the Closing Date:

     (A) (i) Insight shall transfer and assign to Purchaser, and Purchaser shall purchase and assume, pursuant to the terms of an Assignment and Assumption Agreement (in the form annexed hereto as Exhibit D(i); the "Consulting Assignment Agreement"), all of Insight's right, title and interest in and the Consulting Agreement;

     (ii) IAC shall transfer and assign to Purchaser, and Purchaser shall purchase and assume, pursuant to the terms of an Assignment and Assumption Agreement (in substantially the form annexed hereto as Exhibit D(ii), the "IAC Assignment Agreement" and, together with the Consulting Assignment Agreement, the "Center Assignment Agreements"), all of IAC's right, title and interest in and to the Article 28 Agreement;

     (iii) Insight and the Landlord shall agree to the termination of the Lease and surrender of the Premises to the Landlord, all pursuant to the terms of the Landlord Consent Agreement, and, simultaneously therewith, (a) the Landlord shall enter into the New Lease with Purchaser, and (b) EVI shall execute and deliver to Landlord the EVI Lease Guaranty; and

     (B) Purchaser shall assume and agree to pay, perform and discharge (pursuant to the terms of the Center Assignment Agreements) all of Insight's or IAC's, as the case may be, respective liabilities and obligations under the Consulting Agreement and the Article 28 Agreement, as applicable, as and when the same shall become due and payable, solely to the extent any such liabilities and obligations are included in the Assumed Liabilities and/or arise and accrue from and after the Closing Date, it being specifically understood that if and to the extent any such obligations and/or liabilities are not included within the Assumed Liabilities and/or arise out of, or in connection with, the performance or provision of any services or actions taken by Insight (under the Consulting Agreement) or IAC (under the Article 28 Agreement), or failure by Insight (under the Consulting Agreement) or IAC (under the Article 28 Agreement) to provide any services or to take any actions thereunder, on or prior to the Closing Date, the same are and shall remain the sole liability and obligation of Insight or IAC, as the case may be.

     Section 2.4. Consents. Notwithstanding anything to the contrary contained herein, in the event any Asset and/or any Insight Equipment Lease, Insight Customer Contract and/or Insight Operating Contract cannot, by its terms, be transferred by Insight without the consent of a third party, such Asset and/or Insight Equipment Lease, Insight Customer Contract and/or Insight Operating Contract shall not be deemed sold, assigned or delivered hereby unless and until such third party consent is so obtained; it being understood and agreed that Insight and EVI, from and after the Closing, shall use its reasonable, good faith efforts, in cooperation with the Purchaser, to obtain any such required consents. If any such consent shall not be obtained prior to the Closing, or if any attempted assignment would be ineffective or would impair Purchaser's rights in, to and/or under the Assets, Insight Equipment Lease, Insight Customer Contract and/or Insight Operating Contract in question so that Purchaser would not, in effect, acquire the benefit of all such rights, Insight and EVI shall, in cooperation with Purchaser, shall use their reasonable, good faith efforts, after the date hereof, as Purchaser's agent in order to attempt to obtain for it the benefits thereunder and shall reasonably cooperate (as reasonably required, from time to time, by Purchaser), with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser. Notwithstanding the foregoing, it is specifically understood that Purchaser shall have the sole obligation and/or responsibility to obtain any governmental consents required as a condition to IAC's assignment, to the Purchaser, of the change in ownership application referred to in Subsection 2.1.1(H)(iv) hereof; provided, however, that IAC shall reasonably cooperate with Purchaser in obtaining the same.

Section 2.5.      No Additional Liabilities Assumed.

     2.5.1 Insight's and IAC's Breach Under Contracts and Agreements. Purchaser shall not assume, and Insight or IAC, as the case may be, shall remain liable for, all claims and liabilities, whether arising prior to, on or subsequent to Closing, resulting from, in connection with or incident to Insight's or IAC's, as the case may be, breach of any covenant, condition or other obligation required of Insight or IAC, as the case may be, under any contract or agreement entered into by Insight or IAC, as the case may be, with respect to the Center, the Business and/or the Premises including, without limitation, any Insight Customer Contract, Insight Operating Contract, Insight Equipment Lease and/or Center Agreement, except if and to the extent the same are included within the Assumed Liabilities, and/or if and to the extent any such claim or responsibility arose and/or accrued prior to May 6, 1998 and was not specifically assumed by Insight pursuant to any written agreement entered into between EVI and/or Insight and NCA and/or the Landlord.

     2.5.2 EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 2.2, 2.3 AND 3.1 HEREOF, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT PURCHASER SHALL NOT ASSUME AND IS NOT ASSUMING, NOR SHALL PURCHASER BECOME LIABLE, OBLIGATED OR RESPONSIBLE FOR THE PAYMENT OF, ANY DEBTS, LIABILITIES OR OBLIGATIONS OR THE PERFORMANCE OF ANY DUTIES OF INSIGHT OR IAC, OF ANY KIND OR NATURE WHATSOEVER, WHETHER NOW OR HEREAFTER ARISING AND WHETHER CONTINGENT OR LIQUIDATED IN AMOUNT, INCLUDING, WITHOUT LIMITATION, ANY DEBTS, LIABILITIES, OBLIGATIONS OR DUTIES ARISING OUT OF INSIGHT'S AND/OR IAC'S ACCOUNTS PAYABLE, TAX LIABILITIES, EMPLOYEE BENEFIT PROGRAMS, CONTRACTS, AGREEMENTS OR OTHER TYPES OF LIABILITIES OF INSIGHT OR IAC, AS THE CASE MAY BE, RELATED TO THE OPERATION OF THE BUSINESS.

     Section 2.6 Employee Matters. It is expressly agreed that, other than as may be specifically included in the Assumed Liabilities, Insight shall remain solely liable for all obligations and/or liabilities to former and current employees of the Business (whether employed by NCA, Insight or IAC) arising out of, or in connection with, the employment relationship during the period commencing May 6, 1998 through and including the Closing Date, only, and/or the severance of the employment relationship or any obligation that Insight may have to any representative of those employees during the period commencing May 6, 1998 through and including the Closing Date, only; and Purchaser, except if and to the extent included within the Assumed Liabilities, shall have no obligation to any former or current employees of Insight or IAC including, but not limited to, any obligation to employ any such employee. Without limiting the generality of the foregoing, it is understood that, other than as specifically included in the Assumed Liabilities, responsibility for the payment of all compensation, severance, termination pay, employment benefits and the like (collectively, "Employment Obligations") arising and/or accruing on or before the Closing Date shall be the sole liability and obligation of Insight and IAC. On the Closing Date, Insight shall pay and discharge all accrued and unpaid Employment Obligations (other than those specifically included in the Assumed Liabilities) arising and/or accruing on or prior to the Closing Date.

     Section 2.7 No Sale or Assignment of NCA Assets. Purchaser acknowledges that: (i) the Assets shall not include, and shall be deemed to exclude, any of the business and/or operations of and/or any of the tangible or intangible assets of, NCA; and (ii) other than with respect to the Insight Customer Contracts, Insight Operating Contracts and/or Insight Equipment Leases, Insight is not assigning to Purchaser any operating contracts including, but not limited to, those more particularly described in Schedules 2.1.1(F)(ii) hereof (the "NCA Operating Contracts"), customer contracts including, but not limited to, those more particularly described on Schedule 2.1.1(C)(ii) hereof (the "NCA Customer Contracts") and/or any equipment leases including, but not limited to those more particularly described on Schedule 2.2.1(A)(ii) hereof (the "NCA Equipment Leases") entered into by NCA.

                                   ARTICLE III
                                  CONSIDERATION

Section 3.1.      Consideration for Assets and Assignments.

     3.1.1 As consideration (the "Consideration") for the sale of all of the Assets and for the assignments contemplated hereby, on the Closing Date, the Purchaser shall assume, and shall agree to timely pay, perform and discharge, as and when the same shall be due, payable and dischargeable (the Purchaser hereby representing and warranting to the Seller Parties that it has (or has available to it) the financial resources to timely pay, satisfy and discharge the same), the following liabilities of Insight, IAC and/or NCA:

     (A) All losses, fees, costs, other expenses and/or amounts arising and/or accruing from and after the Closing in connection with the ownership and/or operation of the Business, the Center and/or the Premises including, but not limited to, amounts payable under the Equipment Leases, Customer Contracts, Operating Contracts, Center Agreements and/or the New Lease (collectively, the "Assumed Post Closing Liabilities");

     (B) Subject to the limitations set forth in Subsection 3.1.1(D) hereof, the accrued and unpaid and/or unused compensation, vacation pay, holiday pay, sick days, longevity days, termination pay, employment benefits and the like, to which the personnel employed by Insight and/or NCA in connection with the operation of the Business shall be entitled as at the Closing Date (the aggregate thereof being the "Employee Benefits") that are set forth (subject to the mutual agreement of the Parties) on Schedule 3.1.1(B) hereto (the Employee Benefits set forth on Schedule 3.1.1.(B) hereto being referred to collectively as the "Assumed Employee Benefits");

     (C) Subject to the limitations set forth in Subsection 3.1.1(D) hereof, the accounts payable arising in connection with the operation of the Business arising and/or accruing on or prior to the Closing Date (the aggregate thereof being the "Accounts Payable"), that are set forth (subject to the mutual agreement of the Parties) on Schedule 3.1.1(C) hereto (the Accounts Payable set forth on Schedule 3.1.1(C) hereto being referred to collectively as the "Assumed Payables" and, together with the Assumed Post Closing Liabilities, and the Assumed Employee Benefits, hereinafter collectively referred to as the "Assumed Liabilities"); and

     (D) It is specifically understood and agreed that the aggregate dollar amount of the Assumed Payables to be assumed, paid and discharged by Purchaser pursuant to Subsection 3.1.1(C), together with the dollar amount of the Assumed Employee Benefits to be assumed, paid and discharged by Purchaser pursuant to Subsection 3.1.1 (B) hereof, shall not exceed, in the aggregate, Four Hundred Sixty Thousand ($460,000) Dollars (the "Assumed Liabilities Amount").

     3.1.2 In the event that, as at the Closing, the aggregate dollar amount of the Employee Benefits and/or the Accounts Payable shall exceed the Assumed Liabilities Amount (such excess amount being the "Excess Liabilities"), then Insight shall, within ten (10) business days after the Closing, pay, perform and discharge all such Excess Liabilities, except if and to the extent Insight is then contesting the same, in good faith, provided such contest does not materially interfere with the Purchaser's or NCA's operation of the Business.

     3.1.3 In the event that, as at the Closing, the aggregate dollar amount of the Employee Benefits and/or the Accounts Payable shall be less than the Assumed Liabilities Amount (such lesser amount being the "Deficit Liabilities Amount"), then the Deficit Liabilities Amount shall be deemed to be a Basket, and shall be governed by the provisions of Section 8.4 hereof.

     3.1.4 Notwithstanding anything contained herein to the contrary, the Purchaser shall not assume, and shall have no obligation and/or liability with respect to any liabilities of Insight, IAC and/or NCA that would otherwise be subject to assumption by Purchaser pursuant to the provisions of Subsections 3.1.1(B) or 3.1.1(C) hereof, if and to the extent the aggregate dollar amount of such liabilities and/or obligations shall be in excess of Four Hundred Sixty Thousand ($460,000) Dollars, and the aggregate of such liabilities shall be excluded from the defined term "Assumed Liabilities," and shall be deemed included in the defined term "Excess Liabilities."

     Section 3.2. Allocation of Consideration. The Consideration shall be allocated among the Assets, Equipment Leases and Center Agreements acquired hereunder in accordance with the allocations set forth on Schedule 3.3 hereto. It is agreed that the allocations set forth on Schedule 3.3 were arrived at by arm's length negotiation, and in the reasonable opinion of each of the Purchaser and Insight, properly reflect the respective fair market values of the Assets. Insight and Purchaser each hereby covenant and agree that they will not take a position on any tax returns, before any governmental agency charged with the collection of any taxes, or in any judicial proceeding that is in any way inconsistent with the representations contained in this Section 3.3, or the allocations set forth on Schedule 3.3.

     Section 3.3. Sales Taxes, Transfer Taxes and Filing Fees. Insight shall be responsible for, and shall promptly pay any and all costs and expenses for taxes, fees, stamps, charges, and all documentary, recording or filing fees payable in connection with the transfer of the Assets (collectively, the "Fees"); provided, however, that all such Fees payable to governmental agencies as a condition to IAC's assignment, to the Purchaser, of the CON change in ownership application, shall be the sole responsibility of the Purchaser, except if and to the extent such Fees arose and/or accrued on or prior to the Closing Date (at the specific instance and/or request of IAC, as opposed to the Purchaser) which, unless the same are included in the Assumed Liabilities, shall be paid by IAC pursuant to the provisions hereof. Insight warrants that it has (or has available to it) the financial resources to pay the Fees and will not fail to pay the Fees from and after the Closing, when due.

                                   ARTICLE IV
                               CLOSING; DELIVERIES

Section 4.1. Closing; Closing Date. The Closing is being held on the date hereof, simultaneously with the execution and delivery of this Agreement (such date being the "Closing Date").

Section 4.2. Deliveries by Seller Parties. At the Closing, the Seller Parties shall deliver (or cause to be delivered) to Purchaser the following duly executed documents, which shall be in form and substance reasonably acceptable to Purchaser:

     4.2.1 duly executed assignments, bills of sale and other instruments of conveyance sufficient to transfer and vest in Purchaser good and marketable title to the Assets, with general warranties of title, free and clear of any and all Encumbrances, except those specifically included in the Permitted Encumbrances, together with any consents, permits and approvals that may be required of any third parties, if and to the extent obtained by Insight prior to the Closing, it being specifically understood and agreed that the foregoing shall not be deemed to require IAC to obtain any governmental required consents as a condition to its assignment, to Purchaser, of IAC's change in ownership application (referred to in Subsection 2.1.1(H)(iv) hereof).

     4.2.2 a certificate executed by the duly authorized Secretary of each of the Seller Parties, to the effect that all warranties and representations of each of the Seller Parties contained in this Agreement, to the best of such Party's knowledge and belief, after due inquiry, are true and correct at and as of the Closing;

     4.2.3 a certificate of incumbency certified by the secretaries of each of the Seller Parties, together with a certified copies, dated as of the Closing, of the resolutions of the board of directors of each of the Seller Parties, unanimously approving and authorizing this Agreement and each of the Transaction Documents, and the transactions contemplated hereby and thereby;

     4.2.4 certificates, dated not more than ten (10) days prior to the Closing Date, from the Seller Parties state of incorporation evidencing the good standing of each of the Seller Parties in such state;

     4.2.5 the Equipment Lease Assignment Agreement;

     4.2.6 the Center Assignment Agreements;

     4.2.7 the Contracts Assignment Agreement;

     4.2.8 the Consent Agreements (signed by the Seller Parties) and any and all deliveries required of the Seller Parties pursuant to the Consent Agreements;

     4.2.9  such  other  certificates  or  documents   reasonably   required  by
Purchaser;

     4.2.10 original counterparts (if and to the extent the same exist and are in Insight's or IAC's possession and/or control) of all of the agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments, computer programs and software, data bases whether in the form of diskettes, computer takes or otherwise, related object and source codes, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondence, and other documents, books, records, papers, files, office supplies and data belonging to Insight or IAC, as the case may be, which are part of the Assets; and

     4.2.11 the EVI Lease Guaranty.

Section 4.3. Purchaser's Deliveries at Closing. At Closing, Purchaser shall deliver (or cause to be delivered) to the Sellers the following duly executed documents, which shall be in form and substance reasonably satisfactory to
Sellers:

     4.3.1 the Equipment Lease Assignment Agreement;

     4.3.2 the Center Assignment Agreements;

     4.3.3 the Consent Agreements (signed by NCA and/or the Landlord, as applicable) and any and all deliveries required of Purchaser, NCA and/or the Landlord pursuant to the Consent Agreements;

     4.3.4 a certificate executed by a duly authorized executive officer of the Purchaser, to the effect that all warranties and representations of Purchaser contained in this Agreement are, to the best of such Party's knowledge and belief, after due inquiry, true and correct at and as of the Closing;

     4.3.5 a certificate of incumbency certified by the secretary of Purchaser, together with certified copies, dated as of the Closing, of the resolutions of the board of directors of Purchaser unanimously approving and authorizing this Agreement and each of the Transaction Documents, and the transactions contemplated hereby and thereby;

     4.3.6 certificates, dated not more than ten (10) days prior to the Closing Date, from the State of New York evidencing the good standing of Purchaser;

     4.3.7 the Contracts Assignment Agreement; and

     4.3.8 such other certificates or documents reasonably required by the Seller Parties.

Section 4.4       Possession.  Possession  of the Assets and  the  Premises
                 shall be  delivered to Purchaser on the closing Date.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

Section 5.1. Representations and Warranties of the Seller Parties. Insight, IAC and EVI (sometimes hereinafter collectively referred to as the "Seller Parties", and individually as a "Seller Party"), hereby jointly and severally represent and warrant to Purchaser that the following representations and warranties are true, accurate and complete, in all material respects, on the Closing Date, each of which shall be unaffected by any investigation heretofore or hereafter made by Purchaser, or any actual or constructive knowledge of Purchaser that any of the same shall not be true, accurate and complete:

     5.1.1 Organization and Good Standing. Each of the Seller Parties is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has the full power and authority (corporate and otherwise) to own and lease its properties, and to operate its businesses in all places where it does business, except where such failure to own and/or lease any such property and/or to operate its business would not reasonably be anticipated to result in a material adverse effect on the business, properties, operations and/or financial condition (a "MAC Effect") of each such Seller Parties and/or any of their respective subsidiaries, including, without limitation, Insight's rendering of administrative and consulting services with respect to the operation of the Business.

     5.1.2 Authorization for Agreement. The execution, delivery and performance of this Agreement and each of the Transaction Documents by the Seller Parties, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action (corporate and otherwise) of the Seller Parties and all requisite action (corporate and otherwise) has been taken by each of the Seller Parties to carry out the terms of this Agreement and each of the Transaction Documents.

     5.1.3 Authority. The Seller Parties have the full legal right, power and authority to enter into this Agreement and each of the Transaction Documents, and, subject to obtaining each of the consents referred to herein, to consummate the transactions contemplated hereby and thereby. Neither the execution nor the delivery of this Agreement and each of the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, conflict or will conflict with or result or will result in a breach of the Seller Parties' respective Certificates of Incorporation or Bylaws, or the terms, conditions or provisions of any contract, agreement, commitment or undertaking to which any Seller Party is a party or by which any Seller Party or the Assets are bound. This Agreement and each of the Transaction Documents constitute the valid and binding obligation of the Seller Parties, enforceable against each of them in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally or by general principles of equity (collectively, the "Enforceability Exceptions").

     5.1.4 Capital Stock; Shareholders. The authorized capital stock of (i) Insight consists of 200 shares of common stock, no par value, of which 50 shares are issued and outstanding, and all of which are owned by EVI; and (ii) IAC consists of 200 shares of common stock, no par value, all of which shares are issued and outstanding, and all of which are owned by Dr. Alan Cohen. No shares of capital stock are held in Insight's or IAC's treasury.

     5.1.5 Intentionally Omitted.

     5.1.6 Personal Property. To the best of Insight's knowledge and belief, after due inquiry, all items of Personal Property (included in the Assets) are in good working order and condition, ordinary wear and tear excepted, and have been maintained in accordance with normal industry practice.

     5.1.7 Good Title to Assets; No Encumbrances. Insight or IAC, as the case may be, are the sole and exclusive legal and beneficial owners of, and have good, valid and marketable title to, all of the Assets, free and clear of all Encumbrances other than the Permitted Encumbrances and other than with respect to those Assets which are leased by Insight, the Purchaser hereby acknowledges that, in addition to the Medical Assets (as said term is defined in the Article 28 Agreement), the NCA Customer Contracts and NCA Operating Contracts, a substantial portion of the assets used in connection with the operation of the Business are leased to NCA and are not included in the Assets to be sold to Purchaser hereunder. The Assets constitute all of the assets used in connection with the operation and conduct of the Business, except for the Medical Assets, the NCA Customer Contracts, the NCA Equipment Leases (and the items of equipment covered thereby), the NCA Operating Contracts, the leasehold estate in the Premises of the Center, all other tangible and intangible assets of NCA, and that certain computer hardware and software system owned by The Eye Guys, LLP, which system is used in connection with the operation of the Business pursuant to an oral agreement between Insight (or NCA) and such entity.

     5.1.8 Leasehold Interest. Immediately prior to the Closing, the Lease represented the entire agreement between Insight and the Landlord with respect to the leasing of the Premises and was the legal, valid, binding and enforceable obligation of Insight, (except for the Enforceability Exceptions), and in full force and effect. To the best of Insight's knowledge, no party to the Lease is in breach or default thereunder, and no event has occurred which, with the giving of notice, the lapse of time or both, would constitute a breach or default by any party thereto, or permit termination, modification or acceleration thereunder. To the best of Insight's knowledge, no party to the Lease has repudiated any provisions thereof and there are no disputes or forbearance programs in effect with respect thereto. Other than if and to the extent constituting a Permitted Encumbrance, Insight has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Premises.

     5.1.9 Inventory. To the best of Insight's knowledge, the Inventory is not obsolete, damaged or defective, in any material respect, and has been stored and maintained in accordance with normal industry practice. The Inventory has at all times has been maintained, at appropriate levels, in the ordinary course of business, consistent with past practice.

     5.1.10 Customer Contracts. To the best of Insight's knowledge, after due inquiry, Schedules 2.1(C)(i) and (ii) hereto contain a complete and accurate list of all material Customer Contracts. To the best of Insight's knowledge, all services provided under the Customer Contracts have been performed in material compliance with the laws, rules and regulations of, and under appropriate federal, state and local authorities, regulations and laws. In addition, to the best of Insight's knowledge, neither NCA nor Insight is liable for any claims or liabilities resulting from NCA's and/or Insight's breach of any covenant, condition or other obligation required of either NCA or Insight, as the case may be, under any Customer Contract. To the best of Insight's knowledge, none of the parties to the Customer Contracts (including, without limitation, that certain Agreement, between NCA and HIP Health Plans of New York) have canceled the Customer Contract to which it is a party.

     5.1.11 Intentionally Omitted


     5.1.12 Accounts and Notes Receivable. To the best of Insight's knowledge, after due inquiry, Schedule 5.1.12 hereto contains a materially complete and accurate list of all Receivables of Seller as of the Closing Date, which Receivables, to the best of Insight's knowledge, after due inquiry, are not subject to any offset, recoupment, counterclaim, claim or defense with respect thereto. To the best of Insight's knowledge, after due inquiry, all Receivables are valid (but not necessarily collectible) and legally binding, represent bona-fide transactions, and arose in the ordinary course of the Business.

     5.1.13 Operating Contracts. To the best of Insight's knowledge, after due inquiry, Schedules 2.1.1(F)(i) and (ii) hereto contain a complete and accurate list of those Operating Contracts in effect as of the Closing Date which are not cancelable, by Insight or NCA (as one of the contracting parties thereto), without penalty on no more than thirty (30) days written notice. To the best of Insight's knowledge, Insight and NCA have complied, in all material respects, with all of their respective obligations thereunder, and are not in default, in any material respect, in performing their respective obligations under each such Operating Contract.

     5.1.14 Computer Software; Other Intellectual Property.

     (A) Schedule 5.1.14 contains a complete and accurate list of the computer software that is owned by Insight and used in the Business (the "Owned Software").

     (B) Schedule 5.1.14 hereto contains a complete and accurate list of all software of which Insight has obtained the right to use (collectively, the "Licensed Software"), including the terms of Insight's (or NCA's) oral agreement, with the owner thereof, to use the same.

     5.1.15 Intentionally Omitted

     5.1.16 Insurance. None of the Seller Parties shall cancel, or take, or fail to take, any action that would result in a cancellation of (i.e., failure to pay premiums applicable thereto), any of NCA's insurance policies in effect as of the Closing Date.

     5.1.17 Employees. Schedule 5.1.17 contains a complete and accurate list of all officers, directors and employees employed in connection with the operation of the Business and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively), job title and date of employment. To the best of Insight's knowledge, Insight is and has (and has caused NCA to) have been, at all times, in material compliance with all federal, state and local laws, rules and regulations with respect to employment, wages, hours and benefits. To the best of Insight's knowledge, Insight has (and has caused NCA not to be) not engaged in any unfair labor practices nor are any unfair labor practices or other complaints against Insight filed with the National Labor Relations Board, Equal Employment Opportunity Commission, Department of Labor or any similar agency or instrumentality of any state or local government; and Insight has experienced no labor interruptions over the past two years and Insight has a reasonable basis to believe, and does believe and consider its relationships with its employees to be good.

     5.1.18 Benefit Plans. Except for that certain Consulting Agreement between Insight and Stahl, Schedule 5.1.18 contains a complete and accurate list of all employee benefit plans of Insight and/or NCA (the "Benefit Plans"), including, without limitation, any written Insight and/or NCA employment agreements and/or any other agreements containing "golden parachute" provisions, or deferred compensation agreements, or pension, profit sharing, stock options or other employee benefit plans together with copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby. With respect to such Benefit Plans, Insight warrants:

     (A) Neither Insight nor NCA has a pension, profit sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plan or arrangement.

     (B) Insight has complied (and/or has caused NCA to comply), in all material respects, with all Benefit Plans afforded employees of Insight and/or NCA from May 6, 1998 through and including the Closing Date.

     (C) To the best of Insight's knowledge, Insight has not incurred liability under Section 4062 of ERISA; and

     (D) Insight will terminate the employment of each of its employees and each of its Benefit Plans identified on Schedule 5.1.18 from and after the Closing, and Purchaser hereby consents to such termination.

     5.1.19 Action and Litigation. To the best of Insight's knowledge, after due inquiry, neither the Business, the Assets, the Center nor Insight are in default, in any material respect, under any law or regulation or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Business, the Assets, the Center or Insight. To the best of Insight's knowledge, after due inquiry, there are no charges, complaints, actions, suits, proceedings, hearings, investigations, claims or demands pending or threatened against or affecting Insight, NCA, the Business, the Center or the Assets, at law or in equity, by third parties, which are not adequately and fully covered by the liability insurance policies maintained by NCA and/or one or more of the physicians performing services at the Center, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Insight. To the best of Insight's knowledge, after due inquiry, Insight's rendering of administrative and consulting services to NCA pursuant to the Consulting Agreement is and was in compliance, in all material respects, with all requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations, and to the best of Insight's knowledge, after due inquiry, the Business is not in violation of any of the foregoing which might materially, adversely affect the operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of the Business.

     5.1.20 Tax Returns and Audits. To the best of Insight's knowledge, after due inquiry, each of the Seller Parties have timely filed all requisite federal, state and other tax returns for all fiscal periods ending on or before the Closing Date. To the best of Insight's knowledge, each of the Seller Parties have paid, when due, all taxes levied and imposed in connection with the operation of their respective businesses, including, without limitation, applicable sales and use taxes, social security taxes, business license taxes, federal and state income taxes, employment taxes, federal and state withholding taxes, unemployment taxes, workmen's compensation taxes, franchise taxes, property taxes, ad valorem taxes and all similar taxes, except where the failure to pay the same is not reasonably anticipated to result in a MAC Effect on the Seller Parties, the Business, the Assets and/or the Center. To the best of Insight's knowledge, after due inquiry, there are no open years, examinations in progress or pending claims against them for federal, state or other taxes
(including penalties and interest) for any period or periods prior to and including the Closing Date, and no notice of any claim, whether pending or threatened, for taxes has been received.

         5.1.21   Contracts, Leases and Commitments.


     (A) The Operating Contracts, Customer Contracts, Equipment Leases and Center Agreements are sometimes hereinafter collectively referred to as the "Subject Agreements".

     (B) On the Closing Date, Insight shall have delivered to Purchaser a true and correct copy of each of the Subject Agreements within its possession and/or control, together with any and all amendments thereto.

     (C) To the best of Insight's knowledge, each of the Subject Agreements is the valid, binding obligation of all parties thereto, enforceable (subject to the Enforceability Exceptions) in accordance with their respective terms and in full force and effect, except where the failure of any such subject agreement to so be in full force and effect is not reasonably anticipated to have a MAC Effect on the Business, the Center or NCA.

     (D) To the best of Insight's knowledge, after due inquiry, there is no existing material breach of any of the terms of any of the Subject Agreements by Insight or any other party thereto, and no event has occurred which, with the lapse of time or the giving of notice to both, could constitute a material breach of any Subject Agreement by Insight or any other party thereto, Seller Parties or any other party thereto of any right, or accelerate any of their respective obligations, thereunder. Without limiting the generality of the foregoing, all rents and all other payments, of any kind or nature, payable pursuant to the terms of the Subject Agreements, have, as of the date hereof, been paid, in full.

     (E) To the best of Insight's knowledge, after due inquiry, Insight has performed (or has caused NCA to perform) all of its (or NCA's, as the case may be) material obligations required to be performed by it under each of the Subject Agreements.

     5.1.22 Environmental Matters. To the best of Insight's knowledge, after due inquiry, Insight (on its own behalf or on behalf of NCA) and/or NCA, has obtained all permits, licenses and other authorizations which are required in connection with the conduct of the Business under regulations relating to pollution or protection of the environment, including regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes. To the best of Insight's knowledge, after due inquiry, Insight and/or NCA and the Business are in matieral compliance with all the terms and conditions of all required permits, licenses and authorizations, and are also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. To the best of Insight's knowledge, after due inquiry, during the period of Insight's lease of the Premises there have been no emissions, migrations, releases, discharges, spillage or disposals in, on, at, under, adjacent to or affecting (or potentially affecting) such Premises or any neighboring properties. To the best of Insight's knowledge, after due inquiry, there are no past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with those laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste from May 6, 1998 through the Closing Date. To the best of Insight's knowledge, after due inquiry, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or threatened against Insight or NCA in connection with the conduct of the Business from May 6, 1998 through the Closing Date relating in any way to the laws referred to in this Section 5.1.22 or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved under such laws.

     5.1.23 Outstanding Liabilities. Except for the Assumed Liabilities, Insight has paid or will make arrangements for the payment of all monies and similar indebtedness owed to any of its creditors in such a manner so as to prevent Purchaser from incurring any liability for the payment thereof and/or any such creditors from asserting a claim against the transactions contemplated hereunder upon any alleged violation of the Bulk Sales Law provisions of the State of New York. Seller acknowledges that Purchaser and Insight have agreed to waive compliance with such Bulk Sales Law; provided, however, that Purchaser may publish a notice of the sale of the Assets in accordance therewith. Notwithstanding anything contained herein to the contrary, Insight has paid, or will make all proper arrangements, to, and shall, pay and discharge, on or prior to the Closing, all such indebtedness, except if and to the extent being contested, by Insight, in good faith, and such contest would not reasonably be anticipated to have a MAC Effect on the Business, the Center or Purchaser.

     5.1.24 No Interest In Other Entities. Neither Insight nor IAC own shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity. Insight's and NCA's respective interests in the Assets is held directly by each of Insight and NCA, as the case may be, and not through any association, partnership, joint venture or other legal entity.

     5.1.25 Brokers' Fees. The Seller Parties have not engaged any broker or finder, and shall indemnify Purchaser against any and all claims for payment of brokerage commissions or finder's fee, in connection with the transactions contemplated herein.

     5.1.26 Intentionally Omitted


     5.1.27 No Misrepresentations. To the best of the Seller Parties' knowledge, after due inquiry, no representation, warranty or statement of the Seller Parties contained in this Agreement or any of the Transaction Documents or in any of the exhibits and schedules attached hereto or thereto contains any untrue statement of material fact, nor omits to state any material fact necessary to make the representations, warranties and statements contained herein or therein, not misleading.

     5.1.28 Intentionally Omitted


     5.1.29 Change in Business


     (A) To the best of Insight's knowledge, since May 6, 1998, there have not been any of the following:

     (i) any material adverse change in the prospects of the Business, except for the failure, since such date, of certain doctors to use the Center and the resultant effect thereof on the Business;

     (ii) any damage, destruction or loss (whether or not covered by insurance) materially or adversely affecting the Assets;

     (iii) any sale, lease, abandonment or other disposition, by Insight, of any of the Assets, except for sales of inventory or obsolete assets in the ordinary course of business;

     (iv) any incurrence of an obligation or liability (absolute or contingent), except for those disclosed herein and except for those incurred in the ordinary course of operating the Business, consistent with past practice;

     (v) an event or condition of any character that has or would reasonably be expected to have a MAC Effect on the Business or upon the Assets, excluding events or conditions, if any, of a general economic, market or similar nature and except as otherwise set forth in clause (i) above.

     (B) To the best of Insight's knowledge, since May 6, 1998, Insight has maintained (and/or has caused NCA to maintain, pursuant to the terms of the Consulting Agreement) the Center, the Business and the CON in material compliance with all applicable federal, state and local laws, ordinances and regulations, and the Business, the Center and the CON are in good standing and not in material violation of any such laws, ordinances or regulations, no notice or complaint alleging any such violation has been received by the Seller Parties, and there are no facts or circumstances known to the Seller Parties that could give rise to any such violations, or which could have a MAC Effect on the Business, the Center and/or the CON.

     (C) IAC's transfer of ownership application with respect to the CON has not been withdrawn from the Public Health Counsel, although IAC may have been deemed to have abandoned the same.

     Section 5.2. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Seller Parties that the following representations and warranties are true, accurate and complete, in all material respects, on the Closing Date, each of which shall be unaffected by any investigation heretofore or hereafter made by the Seller Parties, or any actual or constructive knowledge of the Seller Parties than any of the same shall not be true, accurate and complete.

     5.2.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has the full power and authority to own and lease its properties and to operate its business in all places where it does business, except where such failure to own and/or lease any such property and/or to operate its business would not result in a MAC Effect on the business, properties, operations and/or financial condition of Purchaser.

     5.2.2 Authorization for Agreement. The execution and delivery of this Agreement and each of the Transaction Documents by the Purchaser, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action (corporate or otherwise) by the Purchaser, and all requisite actions (corporate or otherwise) have been taken by Purchaser to carry out the terms of this Agreement, and each of the Transaction Documents to which it is a party.

     5.2.3 Authority. Purchaser has the full legal right, power and authority to enter into this Agreement and each of the Transaction Documents to which it is a party, and subject to the Seller Parties' obtaining each of the consents referred to herein (other than as set forth in Section 2.4 hereof), to consummate the transactions contemplated hereby and thereby to the extent required. Neither the execution nor delivery of this Agreement and the Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby and thereby conflicts or will conflict with or results or will result in a breach of Purchaser's Certificate of Incorporation or Bylaws, or the terms, conditions or provisions of any undertaking to which Purchaser is a party or by which Purchaser or its business or assets are bound. This Agreement and each of the Transaction Documents to which it is a party constitute the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by the Enforceability Exceptions.

     5.2.4 Intentionally Omitted


     5.2.5 No Misrepresentations. To the best of Purchaser's knowledge, after due inquiry, no representation, warranty or statement of Purchaser contained in this Agreement or any of the Transaction Documents or in any of the exhibits and schedules attached hereto or thereto contains any untrue statement of material fact, nor omits to state any material fact necessary to make the representations, warranties and statements contained herein or therein, not misleading.

     5.2.6 Brokers' Fees. The Purchaser has not engaged any broker or finder, and shall indemnify the Seller Parties against any and all claims for payment of brokerage commissions or finder's fee of any broker or finder retained by Purchaser (in breach of the representation of Purchaser set forth herein) in connection with the transactions contemplated herein.

     5.2.7 Assumed Liabilities. Purchaser will make arrangements for the payment of all monies and similar indebtedness included in the Assumed Liabilities in such a manner so as to reasonably prevent the Seller Parties from incurring any liability for the payment thereof.


                                   ARTICLE VI
                             [INTENTIONALLY OMITTED]


                                   ARTICLE VII
                             [INTENTIONALLY OMITTED]


                                  ARTICLE VIII
                            INDEMNIFICATION; SURVIVAL

     Section 8.1 Indemnification by Seller Parties. The Seller Parties hereby agree to jointly and severally indemnify, defend and hold harmless Purchaser and its officers, directors, equity holders, employees, agents, representatives, successors and assigns (each a "Purchaser Party") of, from, against, and in respect of or relating (directly or indirectly) to any and all loss, liability, claim, damages, cost, fees and expense (including, without limitation, reasonable attorneys' fees and disbursements), of any kind and description, inchoate or otherwise (collectively, "Losses"), resulting (directly or indirectly) from, relating to or incident to:

     8.1.1 The existence of any and all Encumbrances against any of the Assets, other than the Permitted Encumbrances and other than those created by the Landlord of the Premises, and all other liabilities and obligations of the Seller Parties with respect to the Assets, the Business and/or the Center, whether known or unknown, mature or contingent, to the extent such liabilities and obligations are not included in the Assumed Liabilities to be expressly assumed by Purchaser hereunder;

     8.1.2 Any misrepresentation, breach of representation or warranty, or breach or nonfulfillment of any covenant or obligation on the part of the Seller Parties made or given in or with respect to this Agreement or any of the Transaction Documents, or from any misrepresentation in or omission from any schedule hereto or other instrument furnished or to be furnished by any of the Seller Parties to Purchaser in connection with the transactions provided for in this Agreement; and

     8.1.3 Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including reasonable attorney, engineer, and expert witness fees) incident to any of the foregoing provisions and/or that arise from facts and circumstances arising on or after May 6, 1998 though and including the Closing Date. The Seller Parties hereby waive any and all contractual, statutory and other causes of action, at law or in equity, which the Seller Parties have or may have now or in the future against Purchaser or any Purchaser Party arising out of or in any manner connected with the foregoing, only. Without limiting the generality of the foregoing, the Seller Parties agree that they will continue to defend, at their own expense, any pending or future actions against the Seller Parties which are based on dealings prior to the Closing Date with customers, suppliers and other parties associated with the Business and/or the Center, except if and to the extent the same relate to and/or are otherwise included within the Assumed Liabilities.

     Section 8.2 Indemnification by Purchaser. Purchaser hereby agrees to indemnify, defend and hold harmless the Seller Parties and their respective officers, directors, employees, agents, representatives, successors and assigns of, from, against, and in respect of or relating (directly or indirectly) to any and all Losses resulting (directly or indirectly) from, relating to or incident to:

     8.2.1 Any and all Assumed Liabilities; and

     8.2.2 Any misrepresentation, breach of representation or warranty, or breach or nonfulfillment of any covenant or obligation on the part of Purchaser made or given in or with respect to this Agreement or any Transaction Documents; and

     8.2.3 Any actions, suits, proceedings, claims, demands, assessments, judgments, cost and expenses (including attorney, engineer and expert witness fees) incident to any of the foregoing provisions or that relate to facts or circumstances arising following the Closing.

     Without limiting the generality of the foregoing, the Purchaser agrees that it will defend, at its own expense, any future actions against any of the Seller Parties which are based on Purchaser's dealings following the Closing Date with customers, suppliers and other parties associated with the Business and/or the Center and/or which relate to the Assumed Liabilities.

     Section 8.3 Notice and Payment. A Party entitled to indemnification pursuant to Section 8.1 or 8.2 hereof (an "Indemnified Party") shall give written notice to the Party responsible for indemnification pursuant to Sections
8.1 or 8.2 hereof (an "Indemnifying Party") of any claim, suit, liability or demand which gives rise to indemnification by an Indemnifying Party pursuant to this Agreement (hereinafter referred to as an "Indemnification Notice"); it being specifically understood that if and to the extent any such claim is based upon a beach of any such Party's representations and/or warranties made herein, such notice shall be given to the other Party(ies) within a maximum period of twelve (12) months following the Closing Date, which notice shall have the effect of tolling the twelve (12) month survival period of such representations and warranties until the final, binding disposition of any claims with respect thereto. Such Indemnification Notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by the Indemnified Party.

     8.3.1 With respect to third party claims, the Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any matter involving the asserted liability of the Indemnifying Party so long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to compromise or defend such asserted liability, the Indemnifying Party shall, within 15 days (or sooner, if the nature of the asserted liability so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, any such asserted liability. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in any matter through counsel of its own choosing at its own expense; provided that the Indemnifying Party's counsel shall be lead counsel. After the Indemnifying Party shall have notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses, out-of-pocket expenses and allocable share of employee compensation incurred in connection with such participation for any employee whose participation is so requested. If the Indemnifying Party desires to accept a final and complete reasonable settlement of asserted liability and the Indemnified Party refuses to consent to such reasonable settlement, then the Indemnified Party's liability under this Article 8 with respect to such asserted liability shall be limited to the amount so offered (and accepted) in settlement and the Indemnified Party shall reimburse the Indemnifying Party for any additional costs of defense which it subsequently incurs with respect to such claim.

     8.3.2 If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fail to diligently pursue such defense, the Indemnified Party may undertake such defense through counsel of its own choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith; provided, however, that the Indemnified Party shall not settle any such claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

     8.3.3 All sums paid by the Indemnified Party for which the Indemnifying Party is obligated to reimburse the Indemnified Party under this Article 8 (together with interest thereon from the date of the Indemnified Party's payment of any amounts until paid in full, computed at the rate of 8% per annum) shall be paid within ten days of demand with interest calculated at the maximum rate allowed under New York State law.

     Section 8.4. Basket. Notwithstanding anything in this Agreement to the contrary, as to matters which are subject to claims from indemnification pursuant to Section 8.1 hereof, the Seller Parties shall not be liable to Purchaser for any Losses (and the Purchaser shall be responsible for and shall timely pay to the party entitled thereto) unless and until the aggregate of Purchaser's Losses, which are the subject of claim(s) for indemnification under
Section 8.1 of this Agreement, shall exceed the aggregate sum of the Deficit Liabilities Amount (if and to the extent there shall be a Deficit Liabilities Amount; such amount, if any, being sometimes referred to herein as the "Basket").

     Section 8.5 Survival. The representations of the Parties contained in Sections 5.1 and 5.2 of this Agreement shall survive the Closing for a period of one (1) year, only, after which time they shall each be null and void and of no further force or effect; provided, however, that the representations and warranties of the Parties that give rise to any claims of the Parties (for indemnification or otherwise), shall survive until the final, binding disposition of any such claims, provided the affected Party shall have given written notice of such claims, on or before the expiration of such one (1) year period, which notice shall have the effect of tolling the twelve (12) month survival period of such representations and warranties until the final, binding disposition of any claim with respect thereto.

                                   ARTICLE IX
                        NON-COMPETION AND NON-DISCLOSUSRE

     Section 9.1 Non-competition and Non-disclosure. The Seller Parties agree that, for a period of two (2) years following the Closing Date, they shall not, directly or indirectly, for themselves or their subsidiaries and/or affiliates:

     9.1.1 Non-solicitation of Customers. Solicit or attempt to solicit any present, future or prospective customers of the Business, Purchaser or NCA, directly or indirectly, to induce or encourage them to acquire or obtain from anyone other than the Purchaser and/or NCA service competitive with or substitute for any service provided by the Business other than, and expressly excluding, laser surgery and/or eye examinations and referrals to ophthalmologists and/or physicians in connection therewith.

     9.1.2 Non-solicitation of Employees. Induce, solicit for employment, or assist others in employing, inducing or soliciting for employment any individual who, as of the Closing, was an employee of Insight, the Purchaser and/or NCA for the purpose of providing services that are the same or similar to the types of services offered or engaged in by NCA, the Business or the Purchaser as of the date of this Agreement; it being specifically understood that the foregoing shall not restrict the Seller Parties from continuing to retain and/or employ Charles Raab, on a part-time basis, in connection with the administration of Insight Laser Center, Inc.'s refractive laser surgery business.

     9.1.3 Non-competition. Engage, directly or indirectly, in any business located within a 17.5 mile radius of the Center which is similar to the Business, whether such engagement be as an employer, officer, director, owner, investor, employee, partner or consultant. Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Seller Parties from acquiring as an investment not more than twenty (20%) percent of the capital stock of a competing business.

     9.1.4 Proprietary Information. Not disclose, at any time, now or in the future, Purchaser's and/or NCA's proprietary information, trade secrets, customers, or other confidential information, including, but not limited to, nonpublic financial statements, price lists and pricing information, information concerning costs, charges, operating procedures and results, marketing and business plans, mailing lists, marketing research, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever, except if and to the extent any such information:
(i) is in the public domain at the time of disclosure by the Disclosing Party, provided such disclosure was not made in violation of the provisions hereof; or
(ii) was already known to the Disclosing  Party prior to  disclosure,  to it; or
(iii) is required to be disclosed by the Disclosing Party pursuant to Court order and/or judicial subpoena and/or applicable law.

     If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.1 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     Section 9.2 Specific Performance. Each of the Parties acknowledges and agrees that the Purchaser would be damaged irreparably in the event any of the provisions of this Article 9 are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Seller Parties agree that the Purchaser shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Article 9 and to enforce specifically this
Article 9 and the terms and provisions hereof in addition to any other remedy to which Purchaser may be entitled, at law or equity.

     Section 9.3 Reasonable Restraint. It is agreed between the parties that the foregoing covenants in this Article 9 impose a reasonable restraint on the Seller Parties in light of the activities and business of the Seller Parties as of the date of this Agreement.

     Section 9.4. Severability. The covenants in this Article 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

     Section 9.5. Independent Covenants. All of the covenants in this Article 9 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Seller Parties against Purchaser, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser of such covenants. It is specifically agreed that the period of two years stated above, shall be computed by excluding from such computation any time during which the Seller Parties are in violation of any provision of this Article 9 and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any judgment) brought by any person, whether or not a party to this Agreement, in which action Purchaser seeks to enforce the agreements and covenants of the Seller Parties or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement.

     Section 9.6. Materiality. The Seller Parties hereby agree that this Article 9 is a material and substantial part of the transactions contemplated hereby.

                                    ARTICLE X
                             [INTENTIONALLY OMITTED]


                                   ARTICLE XI
                             POST-CLOSING COVENANTS

     Section 11.1 Further Assurances. The Parties shall execute and deliver or cause to be executed and delivered such further instruments and take such other action as the Parties may require to more effectively carry out the transfer of the Assets and the consummation of the matters contemplated by this Agreement.

     Section11.2 UCC Matters. From and after the Closing Date, Sellers will promptly refer all inquiries with respect to ownership of the Assets or the Business to Purchaser. In addition, Insight will execute such documents and financing statements as Purchaser may reasonably request from time to time to evidence the transfer of the Assets to Purchaser, including any necessary assignments of financing statements.

     Section 11.3 Collection of Receivables. After Closing, Purchaser shall have the sole right to collect and to endorse with the name of Insight any checks thereafter received on account of any Receivables. If Insight receives payment in respect of any Receivables following the Closing Date, Insight shall be deemed to hold such payment in trust for the benefit of Purchaser, and Insight shall remit such payments to Purchaser within five (5) days of receipt thereof.

     Section 11.4 Retention of Retained Business Records. Insight agree that prior to the destruction of any business records which deal with matters prior to the Closing Date and which are not transferred to Purchaser pursuant to this Agreement, Insight will advise Purchaser, in writing, of such intended destruction. If, within thirty (30) days after such notice, Purchaser notifies Insight that Purchaser wishes to have such records preserved, Insight shall deliver such records to Purchaser, at Purchaser's expense.

                                   ARTICLE XII
                                  MISCELLANEOUS

     Section 12.1 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York notwithstanding principles of conflicts of laws thereof.

     Section 12.2 Terms and Conditions. The term "Agreement" as used herein, as well as the terms "herein," "hereof," "hereunder" and the like shall mean this Agreement in its entirety and all Schedules and Exhibits attached hereto, all of which hereby made a part hereof. The captions and section headings hereof are for reference and convenience only and do not enter into or become part of the context. All pronouns, singular and plural, masculine, feminine or neuter, shall mean and include the person, entity, firm, or corporation to which they relate as the context may require.

     Section 12.3 Severability. In the event that any term, covenant, condition, agreement, section or provision hereof shall be deemed invalid or unenforceable by a court of competent and final jurisdiction, this Agreement shall not terminate or be deemed void or voidable, but shall continue in full force and effect and there shall be substituted for such stricken provision a like but legal and enforceable provision which most nearly accomplishes the intention of the parties hereto.

     Section 12.4 Notices. All notices, requests, demands, and other communications shall be deemed to have been duly given if in writing and delivered by hand or sent by reliable overnight delivery service (e.g., Federal Express), telecopier (receipt confirmed) or certified or registered mail, postage prepaid, to the appropriate address indicated below or to such other address as may be given in a notice sent to the other Parties hereto:

     If to Purchaser:

                  Amsurg Acquisition Corp.
                  1500 Hempstead Turnpike
                  East Meadow, NY  11554
                  Telephone: (516) 465-6952
                  Telecopier: (516) 465-6920
                  Attention: Adam M. Stahl, Esq.

         with a copy to:

                  Adam M. Stahl, Esq.
                  31 North Road
                  Northport, NY  11768
                  Telephone: (631) 262-9839
                  Telecopier: (631) 262-9841

         If to the Seller Parties:

                  c/o Emerging Vision, Inc.
                  1500 Hempstead Turnpike
                  East Meadow, NY  11554
                  Telephone: (516) 390-2144
                  Telecopier: (516) 390-2150
                  Attention:  General Counsel

       with a copy to:

                  Emerging Vision, Inc.
                  1500 Hempstead Turnpike
                  East Meadow, NY  11554
                  Telephone: (516) 390-2138
                  Telecopier: (516) 390-3140
                  Attention:  Chief Financial Officer

     Section 12.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     Section 12.7 Schedules and Exhibits. Each Schedule and Exhibit referred to in this Agreement is hereby incorporated by reference and made an integral part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

     Section 12.8 Intentionally Omitted.

     Section 12.9 Confidentiality. Whether or not the transactions contemplated herein are consummated, the Parties hereto agree to keep confidential any and all information and data with respect to another party which it received as a result of any investigation or disclosure made in connection with this Agreement and which is not otherwise available to third parties; provided, however, that each Party shall be permitted to disclose any such information or data (A) to the extent such party believes that such disclosure is reasonably required by applicable law or regulation, and (B) as is necessary to obtain consents to the transactions contemplated hereby. Notwithstanding anything contained herein to the contrary, Purchaser may, at its option, disclose any such materials, as well as the terms and provisions of this Agreement and the Transaction Documents, to any potential investor or future client of the Business or the Purchaser without notice to, or the consent of, the Seller Parties.

     Section 12.10 Press Release and Announcements. No Party shall issue any press release or announcement or make any other public disclosure relating to the subject matter of this Agreement prior to the Closing Date without the prior written approval of the other Party, which consent shall not be unreasonably withheld; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation, in which case, the disclosing party will advise the other party prior to making the disclosure.

     Section 12.11 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit or detriment of the parties hereto and their respective heirs, personal representatives, permitted successors and assigns.

     Section 12.12 Assignment. No Party may assign any of its rights, duties or obligations under this Agreement without the prior written consent of the other Parties, and any attempt to do so shall be null and void and of no force and effect upon the non-consenting Party. Notwithstanding the foregoing, Purchaser shall have the right, exercisible in its sole and absolute discretion, to assign this Agreement and any one or more of the Transaction Documents to any Person, without the consent of any Party; provided, however, that written notice thereof is promptly given to the Seller Parties, and further that no such assignment shall relieve and/or otherwise discharge the obligations of Purchaser hereunder.

     Section 12.13 Entire Agreement; Modification of Agreement. This Agreement embodies the entire agreement of the Parties relating to the subject matter and supersedes all prior oral or written agreements between the Parties with respect to said subject matter. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed by each of the Parties.

     Section 12.14 Remedy at Law Inadequate. The Seller Parties hereby acknowledge and agree that, upon any actual or threatened breach of any of the provisions of this Agreement, Purchaser will suffer irreparable damages and its remedy at law will be inadequate, and Purchaser and its successors and assigns shall be entitled to injunctive or other equitable relief in addition to any other remedy it may have for a breach of such provisions.

     Section 12.15 Remedies Cumulative. All remedies, rights, powers and privileges conferred hereunder upon the parties, unless otherwise provided, shall be cumulative and not restricted to those provided by law.

     Section 12.16 Expenses. Each party shall pay its own expenses in connection with the preparation of this Agreement and, except as otherwise specifically set forth herein, the consummation of the transactions contemplated hereby.

     Section 12.17 No Third Party  Beneficiaries.  Except as provided in Section
12.21 hereof, nothing in this Agreement is intended to create a benefit in favor of, or an obligation to, any person or entity not a party to this Agreement.

     Section 12.18 Waiver of Breach or Violation Not Deemed Continuing. The waiver by any Party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach or violation of any provision hereof. No breach or violation of any provision hereof may be waived, except by an agreement, in writing, signed by the waiving Party.

     Section 12.19. Construction. The Parties acknowledge and agree that this Agreement and each of the Transaction Documents are the result of arms-length negotiations among the Parties, and has been reviewed by each Party and their respective counsel. Accordingly, this Agreement shall be deemed the product of each Party hereto, and no ambiguity shall be constructed in favor of or against any Party.

     Section 12.20. Legal Fees. In the event of any litigation arising out of or relating to this Agreement or any instrument or document delivered pursuant hereto, the substantially prevailing Party shall be entitled to reasonable attorneys' fees, costs and expenses, including all related litigation costs. Attorneys' fees shall include all fees incurred in establishing the entitlement to, and the quantum of, such fees. Attorneys' fees shall also include all fees and related litigation costs incurred in connection with all appeals and applications to the initial tribunal and all courts to which appeals are taken.

     Section 12.21. Acknowledgment; Waiver. The Seller Parties hereby acknowledge and agree that neither this Agreement, the Transaction Documents (other than with respect to the Consent Agreements), nor any of the transactions contemplated hereby or thereby shall confer on any one or more of the Seller Parties any rights, claims, causes of action, defenses and/or remedies, of any kind or nature (collectively, "Claims") against NCA, the Landlord and/or any of their respective officers, directors, shareholders, members, trustees, beneficiaries, successors, assigns, assets or properties (collectively, the "NCA Affiliates"). Accordingly, each of the Seller Parties hereby covenants and agrees that it shall not make any Claims against the NCA Affiliates, nor shall any of the NCA Affiliates have any liability, of any kind or nature, whether at law or in equity, in respect of this Agreement, the Transaction Documents (other than with respect to the Consent Agreements, pursuant to the terms thereof) and/or any of the transactions contemplated hereby and thereby, and any and all such Claims are hereby expressly waived and released by each of the Seller Parties.

     The Seller Parties further acknowledge and agree that, as a material inducement to Purchaser to enter into this Agreement and to agree to condition the Seller Parties' execution hereof on, among other things, the execution of the Consent Agreements, the Purchaser has required that the Seller Parties make the foregoing acknowledgments, agreements and waivers, and Purchaser is entering into this Agreement and the Transaction Documents in reliance thereon.

     The Parties hereby acknowledge and agree that the NCA Affiliates are intended third-party beneficiaries of the provisions of this Subsection 12.21.

     IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Agreement, under seal, all as of the day and year first above written.

                              INSIGHT LASER CENTERS N.Y. I, INC.


                              By: /s/ Michael C. McGeeney
                                  -----------------------
                                  Michael C. McGeeney, President & CEO


                              INSIGHT AMSURG CENTERS, INC.


                              By: /s/ Alan Cohen
                                  -----------------------
                                  Alan Cohen, President


                              EMERGING VISION, INC.


                              By: /s/ Michael C. McGeeney
                                  -----------------------
                                  Michael C. McGeeney, President


                              AMSURG ACQUISITION CORP.


                              By: /s/ Adam Stahl
                                  -----------------------
                                  Adam Stahl, Secretary